EXHIBIT 99.1

NEWS RELEASE

August 15, 2022

FSI ANNOUNCES Second Quarter, 2022 FINANCIAL RESULTS

A Conference call is scheduled for Tuesday August, 16th, 11:00am Eastern time, 8:00am Pacific Time

See dial in numbers below

VICTORIA, BRITISH COLUMBIA, August 15, 2022 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for the second quarter (Q2) ended June 30, 2022.

Mr. Daniel B. O’Brien, CEO, states, “Second quarter results were very good and combined with Q1, result in record half year revenue and earnings. Our employees must be commended for the effort needed to expand sales and production so quickly.” Mr. O’Brien continues, “We intend to do everything possible to continue the recent momentum for the next several quarters.”

●	Sales in the second quarter (Q2) were $11,165,143, compared to sales of $8,535,451 in the corresponding period a year ago. The financials show a Q2, 2022 net profit of $1,662,454, or $0.13 per share, compared to a net profit of $1,176,761, or $0.10 per share, in Q2, 2021.

●	Basic weighted average shares used in computing earnings per share amounts were 12,384,131 and 12,304,163 for Q2, 2022 and Q2, 2021 respectively.

●	Non-GAAP operating cash flow: For the six months ending June 30, 2022, net income reflects $581,783 non-cash charges (depreciation and stock option expenses), PPP loan forgiveness (in 2021 only), as well as gain on investment, interest expense, interest income, and income tax. Net income attributable to non-controlling interests (minority interest) is removed from the cash flow calculation. These are items not related to operating or current operating activities. When these items are removed, the Company shows operating cash flow of $4,560,754, or $0.37 per share. This compares with operating cash flow of $3,293,783, or $0.27 per share, in the corresponding 6 months of 2021 (see the table that follows for details of these calculations).

The NanoChem division continues to be the dominant source of revenue and cash flow for the Company. New opportunities continue to unfold in detergent, water treatment, oil field extraction and agricultural use to further increase sales in this division.

Conference call

A conference call has been scheduled for 11:00 am Eastern Time, 8:00 am Pacific Time, on Tuesday, August 16th. CEO, Dan O’Brien will be presenting and answering questions on the conference call. To participate in this call please dial 1 800-225-9448 (or 1 203-518-9708) just prior to the scheduled call time.

The conference call title, “FSI Second Quarter 2022 Financial Results,” may be requested.

1

The above information and following table contain supplemental information regarding income and cash flow from operations for the period ended June 30, 2022. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Consolidated Statement of Operations

For 3 Months Ended June 30 (6 Months Operating Cash Flow)

(Unaudited)

	3 months ended June 30
	2022	2021
Revenue	$11,165,143	$8,535,451
Income (loss) before income tax - GAAP	$2,371,372	$1,923,937
Provision for Income tax (expense) / recovery - GAAP	$(542,803)	$(478,727)
Net income (loss) (controlling interest only) - GAAP	$1,662,454	$1,176,761
Net income (loss) per common share – basic. - GAAP	$0.13	$0.10
3 month weighted average shares used in computing per share amounts – basic.- GAAP	12,384,131	12,304,163

	6 month Operating Cash Flow Ended June 30
Operating Cash flow (6 months). NON-GAAP	$4,560,754	a,b,c	$3,293,783	a,b,c

Operating Cash flow per share excluding non-operating items and items not related to current operations (6 months) – basic. NON-GAAP	$0.37	a,b,c	$0.27	a,b,c
Non-cash Adjustments (6 month) GAAP	$581,473	d	$558,580	d
6 month weighted average shares used in computing per share amounts – basic - GAAP	12,372,785		12,315,746

Notes: certain items not related to “operations” of the Company have been excluded from net income as follows.

a)	Non-GAAP -:: Flexible Solutions International purchased 65% of ENP in 4th quarter, 2018 (October 2018). Therefore Operating Cash Flow is adjusted by the net income or loss of the non-controlling interest in ENP (2022 = $310,592, 2021 = $454,933).

b)	Non-GAAP - amounts exclude certain cash and non-cash items: depreciation and stock compensation expense (2022 = $581,743, 2021 = $558,580), interest expense (2022 = $109,757, 2021 = $113,329), interest income (2022 = $32,141, 2021 = $32,445), gain on investment (2022 = $214,316, 2021 = $399,236), gain on acquisition of ENP Peru (2022 = 335,051, 2021 = N/A) PPP loan forgiveness (2022 = N/A, 2021 = $537,960), write down of inventory (2022 = N/A, 2021 = N/A), deferred income tax recovery (2022 = N/A, 2021 = N/A), Income tax (2022 = $1,255,249, 2021 = $964,183), and Net income attributable to non-controlling interests(see a above). See the financial statements for all adjustments.

c)	The revenue and gain from the 50% investment in the private Florida LLC, announced in January 2019, is not treated as revenue or profit from operations by Flexible Solutions given the Company only purchased 50% of the LLC. The profit is treated as investment income and therefore occurs below Operating income in the Statement of Operations. As a result, the gains from all investments, including that of the Florida LLC, are removed from the calculation to arrive at Operating Cash Flow.

d)	Non-GAAP – amounts represent depreciation and stock compensation expense.

2

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International, Inc.

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800 661 3560

Fax: 403 223 2905

E-mail: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.

3